October 20, 2017

R. Stephen Harshbarger

Route 22

Pawling, NY 12564

Dear Stephen,

This will confirm our understanding as to your entitlement to severance payments under the circumstances set forth in this Letter Agreement.

1.      If your employment with the Company (as hereinafter defined) is terminated by the Company other than for Cause (as hereinafter defined) at any time after the date of this Letter Agreement, the Company shall pay you the Severance Payment (as hereinafter defined). Any Severance Payment due to you under this Letter Agreement shall be paid to you as salary in installments in accordance with the Company’s ordinary payroll practices as then in effect.

2.      As used in this Letter Agreement, the following definitions shall apply:

a.	"Cause" shall mean: (1) proven or admitted (A) embezzlement, or (B) material dishonest misuse of the Company funds or assets; (2) an admitted or proven act constituting a felony or misdemeanor (other than minor offenses such as traffic violations) or conviction for such act; (3) continued conduct materially adverse to the interests of the Company which does not cease within thirty (30) days of written notice from the Chief Executive Officer or Board of Directors of the Company; (4) repeated material failure by you, after written warning by the Chief Executive Officer or Board of Directors of the Company, to perform the duties of your employment (including without limitation material failure to follow or comply with the reasonable and lawful written directives of the Chief Executive Officer or Board of Directors of the Company); or (5) breach of any statutory or common law fiduciary duty of loyalty to the Company which is not cured within thirty (30) days of written notice from the Chief Executive Officer or Board of Directors of the Company.

b.	“Company” shall mean Sono-Tek Corporation and any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of Sono-Tek Corporation.

c.	“Severance Payment” shall be calculated as (x) two weeks of compensation (determined on the basis of your total compensation from the Company, including base, bonuses and commissions, for the calendar year period immediately prior to the termination of your employment as reflected on your Form W-2 from such year) multiplied by (y) the number of Full Years (as hereinafter defined) that you have been employed by the Company prior to the termination of your employment. Any Severance Payment paid to you shall be subject to reduction to reflect applicable withholding and payroll taxes and shall be paid to you as salary in installments in accordance with the Company’s ordinary payroll practices as then in effect.

d.	“Full Year” shall mean each 365-day period commencing with the date that your full-time employment commenced with the Company. Your full-time employment began on January 19, 1993.

3.        Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, subject to the provisions of this Letter Agreement. Although your job duties, title, compensation and benefits (other than those expressly provided for in this Letter Agreement), as well as the Company’s human resources policies and procedures, may from time to time change, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. For the avoidance of doubt, if your employment with the Company terminates as a result of Cause, resignation, permanent disability or death, you shall not be entitled to any Severance Payment under this Letter Agreement.

4.        In the event that you receive any payments under that certain Amended and Restated Executive Agreement between you and the Company dated as of September 1, 2007 (the “Executive Agreement”) following a Change of Control (as defined in the Executive Agreement) of the Company, you shall not be entitled to any Severance Payments under this Letter Agreement.

5.        This Letter Agreement contains the entire understanding between the Company and you with respect to the matters referenced herein. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes will be governed by the laws of the State of New York, as applied to agreements entered into and wholly performed within such State.

Please confirm your understanding of the terms of this Letter Agreement by signing in the space provided below and returning a signed copy to me.

SONO-TEK CORPORATION

By: /s/ Christopher L. Coccio

Christopher L. Coccio, CEO

I have read and confirm the terms of this Letter Agreement:

/s/ R. Stephen Harshbarger

R. Stephen Harshbarger

Dated: October 20, 2017